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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of CD&L, Inc.:


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of CD&L, Inc. on Form S-3 of our report dated March 26, 2004 (April 14, 2004 as to Notes 15 and 17), relating to the consolidated financial statements of CD&L, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in fiscal 2002 in method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and (ii) the application of procedures relating to the restatement discussed in Note 19 and the transitional disclosures described in Notes 2 and 7 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such restatement and transitional disclosures) appearing in the Annual Report on Form 10-K of CD&L, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


New York, New York
August 25, 2004